SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULES 13d-1(b), (c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                           Education Realty Trust, Inc
                         ------------------------------

                                (Name of Issuer)

                                  Common Stock
                         ------------------------------

                         (Title of Class of Securities)

                                    28140H104
                         ------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                (x) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                ( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Teachers Insurance and Annuity Association of America, as parent of each of the Reporting Persons.
         I.R.S. # 13-1624203

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER            49,900

         6. SHARED VOTING POWER          183,035

         7. SOLE DISPOSITIVE POWER       49,900

         8. SHARED DISPOSITIVE POWER     183,035

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    232,935

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES ( )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.88%

12.      TYPE OF REPORTING PERSON

                                       IC

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Teachers Insurance and Annuity Association of America, for the benefit of the TIAA Real Estate Account
         I.R.S. # 13-1624203

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER            49,900

         6. SHARED VOTING POWER          0

         7. SOLE DISPOSITIVE POWER       49,900

         8. SHARED DISPOSITIVE POWER     0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     49,900

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES ( )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.19%

12.      TYPE OF REPORTING PERSON

                                       IC

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Teachers Advisors, Inc.
         I.R.S. # 13-3760073

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER            0

         6. SHARED VOTING POWER          11,888

         7. SOLE DISPOSITIVE POWER       0

         8. SHARED DISPOSITIVE POWER     11,888

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     11,888

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES ( )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.04%

12.      TYPE OF REPORTING PERSON

                                       IA

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Investment Management, LLC
         I.R.S. #13-3586142

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER            0

         6. SHARED VOTING POWER          171,147

         7. SOLE DISPOSITIVE POWER       0

         8. SHARED DISPOSITIVE POWER     171,147

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    171,147

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES ( )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.64%

12.      TYPE OF REPORTING PERSON

                                       IA

Item 1(a).  NAME OF ISSUER:

                  Education Realty Trust, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  530 Oak Court Drive
                  Suite 300
                  Memphis, TN  38117

Items 2(a)-2(c).  NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND CITIZENSHIP OF
                  PERSONS FILING:

                  Teachers Insurance and Annuity Association of America ("TIAA") 730 Third Avenue
                  New York, NY  10017
                  Citizenship:  New York

                  Teachers Advisors, Inc. ("Advisors")
                  730 Third Avenue
                  New York, NY  10017
                  Citizenship:  Delaware

                  TIAA-CREF Investment Management, LLC ("Investment Management") 730 Third Avenue
                  New York, NY  10017
                  Citizenship:  Delaware

Item 2(d).  TITLE OF CLASS OF SECURITIES:

                  Common Stock

Item 2(e).  CUSIP NUMBER:  28140H104

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:


TIAA, AS PARENT OF EACH OF THE REPORTING PERSONS

(a)  ( )   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  ( )   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  (x)   Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)  ( )   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  ( )   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  ( )   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  ( )   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  ( )   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act.

(i)  ( )   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment  Company Act.

(j)  ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

TIAA, FOR THE BENEFIT OF THE TIAA REAL ESTATE ACCOUNT

(a)  ( )   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  ( )   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  (x)   Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)  ( )   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  ( )   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  ( )   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  ( )   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  ( )   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance  Act.

(i)  ( )   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



ADVISORS

(a)  ( )   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  ( )   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  ( )   Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)  ( )   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  (x)   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  ( )   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  ( )   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  ( )   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act.

(i)  ( )   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



INVESTMENT MANAGEMENT

(a)  ( )   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  ( )   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  ( )   Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)  ( )   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  (x)   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  ( )   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  ( )   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  ( )   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance  Act.

(i)  ( )   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.     OWNERSHIP.

            (a) Aggregate amount beneficially owned: 232,935 (See Exhibit
A)

            (b) Percent of class: 0.88%

            (c) Powers of shares:

                     Sole Voting Power:                 49,900

                     Shared Voting Power:               183,035

                     Sole Dispositive Power:            49,900

                  Shared Dispositive Power:             183,035

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x). See Exhibit A

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

Item 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Date: February 14, 2007

                                                         TEACHERS INSURANCE AND
                                                         ANNUITY ASSOCIATION OF
                                                         AMERICA

                                                         By: /s/ Paul Szeto
                                                             --------------
                                                         Paul Szeto
                                                         Managing Director

                                                         TEACHERS ADVISORS, INC.

                                                         By: /s/ Paul Szeto
                                                             --------------
                                                         Paul Szeto
                                                         Managing Director

                                                         TIAA-CREF INVESTMENT
                                                         MANAGEMENT, LLC

                                                         By: /s/ Paul Szeto
                                                             --------------
                                                         Paul Szeto
                                                         Managing Director

                                    EXHIBIT A


ITEM 5.  OWNERSHIP.

Teachers Insurance and Annuity Association of America ("TIAA") presently holds 49,900 shares of Issuer's common stock for the benefit of TIAA Real Estate Account, a separate account of TIAA. In addition, TIAA, as the parent of two registered investment advisers, may be deemed to have indirect voting or investment discretion over 183,035 shares of Issuer's common stock that are beneficially owned by five registered investment companies--College Retirement Equities Fund ("CREF"), TIAA-CREF Institutional Mutual Funds ("Institutional Funds"), TIAA-CREF Mutual Funds ("Mutual Funds"), TIAA Separate Account VA-1 ("VA-1") and TIAA-CREF Life Funds ("Life Funds"),--whose investment advisers are TIAA-CREF Investment Management, LLC (in the case of CREF) and Teachers Advisors, Inc. (in the case of Institutional Funds, Mutual Funds, VA-1, and Life Funds), both of which are wholly owned subsidiaries of TIAA. TIAA is reporting the combined holdings of these entities for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. The filing of this statement should not be construed as an admission that TIAA is, for the purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of these shares.